Exhibit 10.17

SIYATA MOBILE INC.

AMENDED AND RESTATED CONSULTING AGREEMENT

THIS AMENDED AND RESTATED CONSULTING AGREEMENT (the “Agreement”) dated effective March 9, 2022 (the “Effective Date”).

BETWEEN:

SIYATA MOBILE CORP., a British Columbia corporation

(hereinafter called the “Company”)

- and -

PGS Ventures, B.V. a Company existing under the laws of the Netherlands

(hereinafter called the “Consultant”)

- and -

PETER GOLDSTEIN, an individual acting as an independent contractor

(hereinafter called the “Service Provider”)

WHEREAS:

A.	The Consultant is in the business of providing consulting services and the Company desires to engage the Consultant to provide such services; and

B.	the Service Provider is an employee of the Consultant;

THEREFORE this Agreement witnesses that in consideration of the premises and mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by each party hereto, the parties agree as follows:

1.	Background

The Company and the Consultant entered into a consulting agreement dated effective November 1, 2020 (the “Original Agreement”) whereby the Company retained the services of the Service Provider and the Service Provider has agreed to serve as a member of the Company’s Board of Directors (the “Board”) and to provide general advice in the Service Provider’s area of expertise. The Company, the Consultant, and the Service Provider now wish to amend and restate the Original Agreement by entering into this Agreement.

2.	Description of Services

The Company hereby retains the Service Provider, and the Service Provider hereby agrees, to provide the following services (the “Services”):

(a)	to act as a member of the Company’s Board and attend meetings of the Company’s Board, as may be scheduled from time-to-time; and

(b)	from time-to-time upon the Company’s request, to provide advice and consulting services utilizing the Service Provider’s technical, business or management expertise, and to assist the Company in its business operations.

The Service Provider shall spend such time on the Services as the Company may reasonably request and shall use its best efforts to perform the Services in a manner that is satisfactory to the Company.

3.	Remuneration

As compensation for the Services provided herein, effective on the Effective Date the Company agrees to:

(a)	pay to the Service Provider or a company, as may be directed by the Service Provider, an annual sum of US$97,000 plus applicable taxes commencing on the Effective Date; and

(b)	grant to the Service Provider 180,000 restricted share units (each, an “RSU”) as of the date hereof in accordance with the Company’s Equity Incentive Plan, each of which shall be documented in accordance with a RSU grant agreement between the Company and the Service Provider as of the date hereof, and each of which shall immediately be redeemable on the date of grant.

4.	Term and Expiration

Subject to the terms hereof, this Agreement shall become effective as of Effective Date and shall remain in effect for two years and automatically renews for another two year period, unless terminated hereunder. The Consultant and the Service Provider may terminate this Agreement at any time by giving the Company 30 days prior written notice of termination and resigning as a Board member. Such termination shall not affect the Service Provider’s continuing obligations to the Company under Section 6 hereof.

5.	Independent Contractor

The Service Provider’s relationship with the Company shall be that of an independent contractor and not that of an employee. Accordingly, the Service Provider will not be eligible for any employee benefits, other than as specifically provided for herein, nor will the Company make deductions from payments, if any, made to the Service Provider for taxes, all of which will be Service Provider’s responsibility. The Service Provider agrees to indemnify and hold the Company harmless from any liability for, or assessment of, any such taxes imposed on the Company by relevant taxing authorities in relation to payments made to the Service Provider. The Service Provider shall have no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company. The Service Provider does not have any supervisory, management or fiduciary obligations whatsoever.

6.	Confidentiality Agreement

“Confidential Information” means trade secrets and other information relating to the business not generally known to the public, that is owned by the Company, or by any company affiliated, associated or related to the Company, or by any of its suppliers, customers or other business partners. Confidential Information includes, without limitations, all developments, source code, and related documentation, financial information, legal, corporate, marketing, product, research, technical, manufacturing, personnel, customer and supplier information and any other information, in whatever form or media, specifically identified as confidential by the Company, or the nature of which is such that it would generally be considered confidential in the industry in which the Company operates, or which the Company is obligated to treat as confidential or proprietary.

(a)	The Service Provider acknowledges that as Service Provider, the Company will disclose to the Service Provider or allow the Service Provider access to Confidential Information. The Service Provider further acknowledges that this information is of significant value to the Company.

(b)	The Service Provider agrees that nothing in this Agreement, or otherwise, shall allow the Service Provider to acquire any right, title or interest in or to the Confidential Information.

(c)	During the term of this Agreement and thereafter, the Service Provider shall maintain in strict confidence all Confidential Information disclosed to him, or to which he obtains access, as a result of this Agreement, or otherwise. The Service Provider shall take all necessary precautions against unauthorized disclosure of the Confidential Information during the term of this Agreement and thereafter. Without limitation, the Service Provider shall not, directly or indirectly, disclose, allow access to, transmit or transfer Confidential Information to a third party without the Company’s consent, or use or reproduce such Confidential Information, in any manner, except as reasonably required to fulfil the purposes of this Agreement. The Service Provider shall ensure that every copy he makes of any Confidential Information is clearly marked, or otherwise identified, as confidential and proprietary to the Company, and is stored in a secure location while in the Service Provider’s possession, control, charge or custody. Notwithstanding the foregoing of this section, to the extent the Service Provider can establish he is required by law to disclose Confidential Information, he shall be permitted to do so, provided that notice of this requirement to disclose is first delivered to the Company, so that it may contest this potential disclosure.

(d)	The non-disclosure obligations under this Agreement shall not apply to Confidential Information which the Service Provider can establish:

(i)	is, or becomes, readily available to the public other than through a breach of this Agreement;

(ii)	is disclosed lawfully and not in breach of any contractual or other legal obligation to him by a third party; or

(iii)	was independently developed by the Service Provider without the use of the Confidential Information.

(e)	The Service Provider also agrees that the unauthorized disclosure of any Confidential Information during his tenure with the Company could constitute just cause for termination of his Services.

7.	Public Disclosure

The Service Provider acknowledges that the Company is a publicly traded company and as such, agrees to refrain from disclosing or discussing any information relating to the Company, its personnel, or any aspect of its business, with any third party, in a way or manner which could reasonably be expected to negatively impact the Company’s stock price, business or business reputation.

8.	Conflict of Interest

The Service Provider will immediately advise the Company if he/she becomes involved in any capacity, including, as an officer, director, employee, or Service Provider, with any person, business, or business opportunity that is, or could reasonably be expected in the future to be, in conflict or competition with the business or business prospects of the Company. In the event of any such conflict, the Service Provider will govern his or herself with the standard of care imposed by applicable corporate laws in respect of fiduciaries of both organizations.

9.	Governing Law

This Agreement shall be governed and construed in accordance with the laws of the Province of British Columbia.

10.	No Conflict

The Service Provider represents that the Service Provider’s performance in the capacity of a Board member as described in this Agreement and that the Service Provider’s retention as a Service Provider by the Company does not and will not breach any other agreement to keep in confidence any proprietary information acquired by the Service Provider in confidence prior to the Service Provider’s retention as a Service Provider by such other agreement, either written or oral, The Service Provider understands that as part of the consideration for the offer to retain the Service Provider as a Service Provider, and of the Service Provider’s retention as a Service Provider by the Company, that the Service Provider has not brought and will not bring with the Service Provider to the Company or use in the performance of the Service Provider’s responsibilities at the Company any equipment, supplies, facility or trade secret information of any current or former employer which are not generally available to the public. The Service Provider also understands that, in the Service Provider’s retention as a Service Provider with the Company, the Service Provider is not to breach any obligation of confidentiality that the Service Provider has to others, and the Service Provider agrees that the Service Provider shall fulfill all such obligations during the Service Provider’s retention as a Service Provider with the Company.

11.	Mediation and Arbitration

Any dispute arising under this Agreement shall be resolved through a mediation — arbitration approach. The parties agree to select a mutually agreeable, neutral third party to help them mediate any dispute that arises under the terms of this Agreement. Costs and fees associated with the mediation shall be shared equally by the parties. If the mediation is unsuccessful, the parties agree that the dispute shall be decided by a single arbitrator by binding arbitration under the rules of the British Columbia International Commercial Arbitration Centre. The decision of the arbitrator shall be final and binding on the parties and may be entered and enforced in any court of competent jurisdiction by either party. The prevailing party in the arbitration proceedings shall be awarded reasonable attorney fees, expert witness costs and expenses, and all other costs and expenses incurred directly or indirectly in connection with the proceedings, unless the arbitrator shall for good cause determine otherwise.

12.	Advise of Counsel

EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

13.	Miscellaneous

This Agreement shall be binding upon and shall inure to the benefit of the Company’s successors, transferees and assigns. Any amendment to this Agreement must be in writing executed by the Service Provider and the Company. The Company and the Service Provider acknowledge that any amendment of this Agreement (including, without limitation, any extension of this Agreement or any change from the terms of Section 4 in the consideration to be provided to the Service Provider with respect to services to be provided hereunder) or any departure from the terms or conditions hereof with respect to the Service Provider’s consulting services for the Company, is subject to the Company’s and the Service Provider’s prior written approval. This Agreement supersedes any prior consulting or other similar agreements between the Service Provider and the Company with respect to the subject matter hereof. All notices hereunder shall be deemed to have been given, if made in writing, when mailed, postage prepaid, to the parties at the addresses set forth above, or to such other addresses as a party shall specify to the other. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

14.	Severability

If any provision of this Agreement is held to be unenforceable under applicable law, such provision shall be severed and the remaining provisions of this Agreement shall continue in full force and effect.

15.	Amendment and Restatement

This Agreement amends and restates in full the Original Agreement, with effect as of the Effective Date, and the parties confirm that (i) all prior actions made pursuant to such Original Agreement are effective as if made under this Agreement on the date made, and (ii) no provision of this Agreement is intended to result in the duplication of any such prior action by any party.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as the date first written above.

SIYATA MOBILE INC.

Per:
Authorized Signatory

PGS VENTURES, BV
PETER GOLDSTEIN

PETER GOLDSTEIN

- Amended and Restated Consulting Agreement -